Exhibit 10.94

ING U.S., INC.

2013 OMNIBUS NON-EMPLOYEE DIRECTOR INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AGREEMENT, (the “Award Agreement”), effective as of July     , 2013, is entered into by and between ING U.S., Inc. (“ING U.S.”) and [name of director], a director of ING U.S. (the “Grantee”).

WHEREAS, ING U.S. has adopted the 2013 Omnibus Non-Employee Director Incentive Plan (the “Plan”) to promote the interests of ING U.S. and its stockholders by attracting, retaining and motivating its non-employee directors, aligning the interests of such persons with the stockholders of ING U.S. and promoting ownership of ING U.S.’s equity;

WHEREAS, Section 2.5 of the Plan provides for the grant of restricted stock units (“RSUs”) to Non-Employee Directors under the Plan; and

WHEREAS, the Board approved the award of $110,000 per annum in deferred stock units or equivalents to Non-Employee Directors.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1. Grant of RSUs. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, Grantee is hereby granted 2,733 RSUs as of the date of this Award Agreement. Each RSU represents a conditional right to receive one share of Common Stock.

2. Incorporation of the Plan. All terms, conditions and restrictions of the Plan (including without limitation Section 1.6.3 and Section 3.6.2 of the Plan) are incorporated herein and made part hereof as if stated herein; provided, that if there is any conflict between the terms and conditions of the Plan and this Award Agreement, the terms and conditions of this Award Agreement shall govern. Unless otherwise indicated herein, all capitalized terms used herein shall have the meanings given to such terms in the Plan.

3. Vesting. Subject to Section 4 of this Award Agreement, the RSUs granted hereunder will vest in three tranches, being 50% on March 27, 2015, 25% on March 27, 2016 and 25% on March 27, 2017 (each, a “Vesting Date”), provided that Grantee is serving as a Non-Employee Director of ING U.S. on the respective Vesting Date. Any fractional shares that would otherwise vest on a Vesting Date will vest on the final Vesting Date. In the event there is a fractional share on the final Vesting Date, the number of RSUs that vest on that final Vesting Date will be rounded up to the nearest whole number.

4. Effect of Termination of Service; Change in Control. If Grantee’s service as a Non-Employee Director of ING U.S. is terminated (a) as a result of death or Disability (as defined below), (b) pursuant to ING U.S.’s director retirement policy set forth in its Corporate Governance Guidelines (as they may be amended from time to time) or (c) as a result of Grantee not being nominated for re-election, or not being re-elected, or any other circumstance leading to the involuntary termination of Grantee’s service as a Non-Employee Director of ING U.S. within two years after a Change in Control, all outstanding unvested RSUs shall immediately vest in full on the last day of Grantee’s service as a Non-Employee Director of ING U.S. For purposes of this Award Agreement, “Disability” shall mean Grantee’s inability to perform his or her normal required services for ING U.S. for a period of six consecutive months by reason of the individual’s mental or physical disability, as determined by the Board in good faith in its sole discretion.

5. Delivery of Common Stock. One share of Common Stock shall be delivered to Grantee in respect of each vested RSU (including, if applicable, any RSUs vesting pursuant to Section 4 of the Award Agreement) as soon as practicable following the date of termination of Grantee’s service as a Non-Employee Director of ING U.S. for any reason but in any event no later than the end of the calendar year in which such service termination date occurs; provided that in the event of a termination of service under Section 4(c) of this Award Agreement, such delivery shall be made no later than fifteen (15 days) following such service termination date.

6. Forfeiture. Other than as set forth in Section 4 of this Award Agreement, any unvested RSUs shall expire and be forfeited upon termination of Grantee’s service as a Non-Employee Director of ING U.S. for any reason (including without limitation Grantee’s refusal to stand for re-election, the Board’s failure to nominate Grantee for re-election or the failure of the stockholders of ING U.S. to re-elect Grantee) without any consideration and Grantee shall have no further rights thereto.

7. Restrictions. Subject to any exceptions set forth in the Plan, no RSUs granted hereunder may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution. Any sale, exchange, transfer, assignment, pledge, hypothecation, or other disposition in violation of the provisions of this Section 7 will be null and void and any RSU which is hedged in any manner will immediately be forfeited. All of the terms and conditions of the Plan and this Award Agreement will be binding upon any permitted successors and assigns.

8. Repayment if Conditions Not Met. If the Board determines that all terms and conditions of the Plan and this Award Agreement were not satisfied, then Grantee will be obligated to pay ING U.S. immediately upon demand therefor an amount equal to the Fair Market Value (determined at the time of delivery) of the shares of Common Stock delivered with respect to the applicable delivery date, without reduction for any amount applied to satisfy withholding tax or other obligations in respect of this Award.

9. Taxes. Grantee shall be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, that Grantee incurs in connection with the receipt, vesting or settlement of any RSU granted hereunder.

10. Clawback/Recoupment. This Award may be subject to recoupment or clawback as may be required by applicable law, or ING U.S.’s recoupment or “clawback” policy as it may be established or amended from time to time. In addition, with respect to any Award granted prior to the date on which ING Group is no longer required under IFRS to consolidate the Company’s financial statements with its financial statements, ING U.S. shall have the right to claw back previously settled or paid Awards or hold back Awards not yet vested if (i) activities conducted under the responsibility of Grantee, including fraud or malfeasance, led to a material restatement of the Company’s annual accounts or resulted in significant reputational harm to ING U.S. or any of its Subsidiaries or Affiliates, (ii) the Company undergoes significant adverse changes in its economic and regulatory capital base or (iii) the Company or one of its business lines suffers a significant failure in risk management.

11. Dividend Equivalent Rights. The Grantee has, with respect to all RSUs granted hereby a conditional right to receive amounts equal to the regular cash dividends that would be paid on the shares of Common Stock covered by this Award if such shares had been delivered pursuant to such Award. Such amounts will be paid in cash, without interest, subject to the same terms and conditions, including but not limited to those related to vesting, forfeiture, cancellation and payment, that apply to the shares of Common Stock covered by this Award to which such dividends are related. The Grantee will have only the rights of a general unsecured creditor of ING U.S. until payment of such amounts is made as specified herein.

12. Amendment. No amendment of this Award Agreement shall materially adversely impair the rights of Grantee without Grantee’s consent.

13. Successors and Assigns. This Award Agreement will be binding upon and inure to the benefit of the successors and assigns of ING U.S. Subject to the restrictions on transfer set forth herein, this Award Agreement will be binding upon Grantee and Grantee’s beneficiary, if applicable.

14. Captions. Captions provided herein are for convenience only and shall not affect the scope, meaning, intent or interpretation of the provisions of this Award Agreement.

15. Severability; Entire Agreement. If any of the provisions of the Plan or this Award Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision will be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions will not be affected thereby; provided that if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and this Award Agreement contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

16. Governing Law; Choice of Forum; Waiver of Jury Trial. This Award Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflict of laws. By signing this Award Agreement, Grantee recognizes and agrees to the choice of forum provisions set forth in Section 3.16 of the Plan and waives any right Grantee may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Award Agreement or the Plan.

17. Acceptance. Grantee hereby acknowledges receipt of a copy of the Plan and this Award Agreement. Grantee has read and understands the terms and provisions thereof, and accepts the RSUs subject to all of the terms and conditions of the Plan and this Award Agreement.

18. Section 409A. This Award Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, ING U.S. makes no representations that the payment and benefits provided under this Award Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Grantee on account of non-compliance with Section 409A of the Code.

IN WITNESS WHEREOF, ING U.S. has caused this Award Agreement to be duly executed by its duly authorized officer and said Grantee has hereunto signed this Award Agreement on Grantee’s own behalf, thereby representing that Grantee has carefully read and understands this Award Agreement and the Plan as of the day and year first written above.

ING U.S., INC.

By
Name:
Title:

GRANTEE

By
Name:
Title:

5